                                                                   EXHIBIT 10.47


March 25, 1998


Mr. Joseph C. Cook, Jr.
26 Timber Park Drive
Black Mountain, North Carolina  28711

RE:     AMYLIN PHARMACEUTICALS, INC.

Dear Joe:

               This letter will confirm our discussions regarding your employment with Amylin Pharmaceuticals, Inc. ("Amylin").

        Effective as of the time of the Board of Directors meeting on March 25, 1998, you will become Chairman of the Board of Directors and Chief Executive Officer of Amylin. As such, your base salary will be $375,000 per year. You will also be eligible to receive an annual bonus of up to $250,000, payable upon the achievement of goals and milestones to be set by the Compensation Committee. Your compensation will, of course, be subject to standard payroll deductions and withholdings. You will also be eligible to participate in Amylin's employee benefit plans to the same extent as Amylin's other executive officers and will be entitled to reimbursement of business expenses in accordance with Amylin's policies and practices.

        You will be granted an option to purchase 500,000 shares of Common Stock under Amylin's 1991 Stock Option Plan ("Plan"). The exercise price of your option will be equal to the market trading price of Amylin's Common Stock at the close of trading on March 25, 1998. Your option will be an incentive stock option to the extent permissible under applicable tax regulations. 200,000 shares will vest in equal monthly installments over the first twelve months and 300,000 shares will vest in equal monthly installments over the following thirty-six months. Your option will remain exercisable for as long as you continue to provide services to Amylin (whether as an employee, member of the Board of Directors or a consultant) and for three months thereafter. To the extent permitted by the Plan, you will be permitted to exercise your options prior to vesting, subject to a repurchase option in favor of the Company at the option price.

        Vesting of your option will be accelerated in full upon a change in control of Amylin in accordance with Amylin's standard vesting acceleration provisions. However, to the extent necessary in light of the shares currently available in Amylin's employee option pool and Amylin's current plans for employee option grants, the total number of shares covered by your option will be subject to stockholder approval of a proposed increase in that pool. If such stockholder approval is not obtained and the number of shares covered by your option is thereby reduced, Amylin will provide you with a compensation arrangement of substantially equivalent value on terms mutually agreed upon by you and Amylin.

        Your consulting agreement with Amylin dated June 15, 1995, as amended to date, will terminate as of the close of business on March 25, 1998. The portion of your outstanding options to purchase Amylin Common Stock which are vested on that date shall remain outstanding and

Mr. Joseph C. Cook, Jr.
March 25, 1998
Page 2


exercisable in accordance with their terms for so long as your employment continues and for twelve months thereafter, or such longer period as is provided under the terms of those options.

        Your employment relationship with Amylin is at-will, which means that either you or Amylin may elect to terminate the employment relationship at any time for any reason or for no reason, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized director of Amylin. This letter supersedes any other agreements or promises made to you by anyone, whether oral or written, relating to the subject matter of this letter.

        The Board of Directors is extremely pleased that you will be leading the Amylin team. We look forward to working with you to help fulfill the promise of Amylin's scientific efforts and to bring the medical benefits of those efforts to people throughout the world.

                                   Sincerely,

                                   /s/ JAMES C. GAITHER

                                   James C. Gaither
                                   On behalf of the Board of Directors of
                                   Amylin Pharmaceuticals, Inc.


Accepted and agreed to this __ day of March, 1998:

/s/ JOSEPH C. COOK, JR.
-----------------------------
Joseph C. Cook, Jr.

March 25, 1998
-----------------------------
Date